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                                                                       EXHIBIT 8

                            Dated the Effective Date
                         of the Registration Statement




Bank of New Hampshire Corporation
300 Franklin Street
Manchester, New Hampshire  03103

Ladies and Gentlemen:


      We have acted as special counsel to Bank of New Hampshire Corporation, a New Hampshire corporation ("BNHC"), in connection with the proposed merger (the "Merger") of First Coastal Banks, Inc. ("First Coastal"), a New Hampshire corporation and a wholly owned subsidiary of Peoples Heritage Financial Group, Inc., a Maine corporation ("PHFG"), with and into BNHC, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of October 25, 1995 by and among BNHC, PHFG, and First Coastal. At your request, and pursuant to Section 6.1(g) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger to holders of BNHC Common Stock.



      For purposes of the opinion set forth below, we have relied, with the consent of BNHC and the consent of PHFG, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of BNHC and of PHFG (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus of BNHC and PHFG dated the date hereof (the "Joint Proxy Statement-Prospectus").



     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Joint Proxy Statement-Prospectus.



     Based upon and subject to the foregoing, it is our opinion that, under presently applicable law:



     1. No gain or loss will be recognized by BNHC stockholders who exchange their BNHC Common Stock solely for PHFG Common Stock in the Merger (except


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Bank of New Hampshire
 Corporation
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          with respect to cash received in lieu of a fractional share interest in PHFG Common Stock, if any);



     2. The tax basis of the PHFG Common Stock received by BNHC stockholders will equal the tax basis of the BNHC Common Stock for which such shares of PHFG Common Stock were exchanged; and



     3. The holding period of PHFG Common Stock received by BNHC stockholders in the Merger will include the period during which the shares of BNHC Common Stock surrendered in exchange therefor were held; provided that such BNHC Common Stock was held as a capital asset by the holder thereof at the Effective Time.



     This opinion may not be applicable to BNHC stockholders who received their BNHC Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.



     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 (the "Registration Statement") in respect of the shares of PHFG Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "The Merger -Certain Federal Income Tax Consequences" and elsewhere in the Joint Proxy Statement -Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                              Very truly yours,



                              WACHTELL, LIPTON, ROSEN & KATZ